Exhibit 99.15

Johnson & Johnson Reports 2011 Third-Quarter Results:

Sales of $16.0 Billion increased 6.8% Versus 2010 Third-Quarter; Third Quarter EPS was $1.15
Excluding Special Items, 2011 Third-Quarter EPS of $1.24, increased 0.8%*

New Brunswick, NJ (October 18, 2011) – Johnson & Johnson today announced sales of $16.0 billion for the third quarter of 2011, an increase of 6.8% as compared to the third quarter of 2010.  Operational results increased 2.6% and the positive impact of currency was 4.2%.  Domestic sales declined 3.7%.  International sales increased 16.4%, reflecting operational growth of 8.3% and a positive currency impact of 8.1%.

Net earnings and diluted earnings per share for the third quarter of 2011 were $3.2 billion and $1.15, respectively.  Third-quarter 2011 net earnings also included an after-tax mark-to-market adjustment to the value of the currency option associated with the planned acquisition of Synthes, Inc.  Excluding special items, net earnings for the current quarter were $3.4 billion and diluted earnings per share were $1.24, representing increases of 0.8% and 0.8%, respectively, as compared to the same period in 2010.*
The Company is updating its earnings guidance for full-year 2011 to $4.95 - $5.00 per share.  The Company’s guidance excludes the impact of special items.
“Our solid results this quarter reflect the success of many of our recently launched products,” said William C. Weldon, Chairman and Chief Executive Officer. “As we near the completion of our 125th year in business, our people continue to deliver new products, innovative pipelines and expand our global presence in ways that position us well to drive long-term growth and meet significant unmet medical and customer needs,” said Weldon.

Worldwide Consumer sales of $3.7 billion for the third quarter represented an increase of 4.9% versus the prior year consisting of an operational increase of 0.5% and a positive impact from currency of 4.4%.  Domestic sales declined 4.5%.  International sales increased 10.1%, which reflected an operational increase of 3.3% and a positive currency impact of 6.8%.

Sales in U.S. over-the-counter medicines were significantly impacted by the suspension of manufacturing at the McNeil Consumer Healthcare facility in Fort Washington, Pa., as well as the impact on production volumes related to ongoing efforts to enhance quality and manufacturing systems. Positive contributors to operational results were NEUTROGENA® and Dabao skin care products; international sales of oral care products and baby care products.

In September, McNeil-PPC, Inc. completed the acquisition of full ownership of the Johnson & Johnson-Merck Consumer Pharmaceuticals Co. in the United States. The business will be renamed McNeil Consumer Pharmaceuticals Co. and will continue to market products under the PEPCID®, MYLANTA®, and MYLICON® brands.

 Worldwide Pharmaceutical sales of $6.0 billion for the third quarter represented an increase of 8.9% versus the prior year with operational growth of 4.9% and a positive impact from currency of 4.0%.  Domestic sales declined 6.1%.  International sales increased 27.5%, which reflected an operational increase of 18.5% and a positive currency impact of 9.0%.

Sales results in the US were negatively impacted by generic competition for LEVAQUIN® (levofloxacin), a treatment for bacterial infections, partially offset by the strong performance of recently launched products.

The strong performance of recently launched products, include ZYTIGA®  (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone or prednisolone, for the treatment of men with metastatic, castration-resistant prostate cancer;  STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; SIMPONI® (golimumab), a biologic approved to treat adults with moderate to severe rheumatoid arthritis, psoriatic arthritis, and ankylosing spondylitis; and INVEGA® SUSTENNATM (paliperidone palmitate) a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults.

Also contributing to operational sales growth were the incremental sales from the amended distribution agreement with Merck for sales of REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases ; recently acquired vaccines, proteins and antibodies from Crucell that prevent and/or treat infectious diseases; PREZISTA® (darunavir), a treatment for HIV; and VELCADE® (bortezomib), a treatment for multiple myeloma.

During the quarter, the European Commission granted full approval of the Marketing Authorization of ZYTIGA® (abiraterone acetate), a novel, once-daily, oral medication for use in combination with prednisone or prednisolone, for the treatment of metastatic castration-resistant prostate cancer.  In addition, the European Commission approved INCIVO® (telaprevir), a direct acting antiviral protease inhibitor, for the treatment of genotype-1 chronic hepatitis C virus, in combination with peginterferon alfa and ribavirin, in adults.

The U.S. Food and Drug Administration (FDA) approved an additional indication for REMICADE® (infliximab) for the treatment of moderately to severely active ulcerative colitis  in pediatric patients who have had an inadequate response to conventional therapy.  Also during the quarter, the FDA approved NUCYNTA® ER, an oral analgesic, for the management of moderate to severe chronic pain in adults.

In September, the Company announced that the Committee for Medicinal Products for Human use of the European Medicines Agency adopted a positive opinion recommending the approval of EDURANT ® (rilpivirine), a once-daily treatment in combination with other antiretroviral agents, for the treatment of human immunodeficiency virus type 1 infection in antiretroviral treatment-naïve adult patients.

Worldwide Medical Devices and Diagnostics sales of $6.3 billion for the third quarter represented an increase of 6.1% versus the prior year consisting of an operational increase of 1.7% and a positive currency impact of 4.4%. Domestic sales declined 0.7%.  International sales increased 12.3%, which reflected an operational increase of 3.9% and a positive currency impact of 8.4%.

Primary contributors to operational growth included Ethicon’s surgical care products; Ethicon Endo-Surgery’s Advanced Sterilization Products and international sales of minimally invasive products; and Biosense Webster’s electrophysiology business.

During the quarter, the FDA cleared DePuy Orthopaedics, Inc.’s TRUMATCH® Personalized Solutions System for use with the SIGMA® Fixed-Bearing Knee system.  TRUMATCH®  Personalized Solutions is a surgical instrumentation and computer software system that is designed to aid in knee implant positioning and procedure efficiency.

In September, Ethicon Endo-Surgery announced that it entered into a definitive agreement to acquire privately-held SterilMed, Inc., a leader in the reprocessing and remanufacturing of medical devices in the United States.  The acquisition would broaden the Ethicon Endo-Surgery portfolio and enable expansion in a rapidly growing market segment, bringing added scale and scope.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 117,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company’s website at www.investor.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's investor website at www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)